Exhibit 10.30

Lease Agreement

Party A: Jilin Datong Group Co., Ltd

Party B: Jilin Mingyang Datong Wind Power Technology Co., Ltd

I.	Address of rental house: 5F, Office Building of Jilin Datong Group Co., Ltd, No. 2667, Jingshan Road, High and New Technology Development Zone, Jilin

II.	Purpose of tenancy: comprehensive offices

III.	Area of tenancy: 645.77m2.

IV.	Tenancy term: Party B rents the house for year(s) from May 7, 2008 to December 31, 2008.

V.	Fees: 10,000 Yuan per month.

VI.	The house rent shall be paid on a monthly basis. The water rate, power rate and telephone rate shall be paid by Party B each month in accordance with the actually incurred monthly expenses. The comprehensive service charges such as sanitation are 400 Yuan every month and shall be paid to the Finance Department of Party A in accordance with the Agreement before the end of each month.

VII.	During tenancy of house, Party B shall consciously abide by relevant national laws and regulations, conduct business in accordance with laws, take care of various indoor facilities, and pay attention to safety and fire prevention. In case of breach of above regulations, all economic responsibilities caused shall be undertaken by Party B.

VIII.	The Agreement is signed in triplicate and becomes effective after being signed and sealed by legal representatives of the both parties.